EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Semler Scientific, Inc.

Santa Clara, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198275, No. 333-198891, No. 333-207779 and No. 333-263341) of Semler Scientific, Inc. of our report dated March 6, 2024, relating to the financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

New York, NY
March 6, 2024